Exhibit 10.1

Stephen Craig Scott

cscott@bionenviro.com

I have been involved in public companies and corporate finance for more than 40 years, including 30 years of association with Bion. I have gained experience in all phases of the capital markets, from retail sales, management and investment banking on the B/D side to corporate finance, investor relations and buy- and sell-side marketing from the issuers’ perspective. I maintain a large investment banking and services network through regular attendance at a variety of investment and capital conferences, due diligence organizations and institutional forums. My primary assets are my communication and presentation skills, a broad knowledge of the securities industry, coupled with 30 years of hands-on education about livestock, their environmental impacts, and technology solutions for those impacts.

Interests: travel, fishing, hunting, wildlife and habitat conservation

63 years old, married, 3 children

Education:

Graduated Billings West High School, Billings MT, 1978, National Merit, National Honor Society

Attended Montana State University (Pre-veterinary medicine), DNG, got married and went to work with my father’s investment advisory firm in 1981.

Attended various business classes at Metro State College/Denver University.

Work History:

Licensed with the NASD in 1981, I held registered representative (retail) through management, due diligence and investment banking positions with various firms through 1996. At that time, I surrendered my securities license voluntarily and with no regulatory history to work for Bion.

June 1996 to Jan 2001 With Bion I handled in-house investor and broker relations and was responsible for raising capital, development of marketing materials, shareholder relations, B/D marketing. I gave presentations to hundreds of groups, including investment banking conferences, B/D and branch office due diligence meetings, B/D investor conferences, service clubs, investment clubs, Economic Development Councils and many others.

Jan 2001 to February 2006 Consultant to Bion.

April 2001 to August 2006 Various positions with publicly traded companies, highlighted by Tri-Valley Corp (AMEX: TIV), a Bakersfield, CA-based oil exploration company, and Cano Petroleum (AMEX: CFW), a Fort Worth, TX-based oil and gas production company. During my tenure, TIV went from $4/share to a high of $17.50 and was 2004’s #4 AMEX performer (Overall) and #1 AMEX performer (Energy/Resource). At CFW, I was instrumental in raising $160M in debt and equity, uplisting to the AMEX, increasing institutional ownership from five to 50 percent, and taking share price from $4 to $10.50.

August 2006 to present Various senior positions with Bion.